Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

flyExclusive, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	4,113,500	$4.04	$16,618,540	0.0001381	$2,296

Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—		—
	Total Offering Amounts					$16,618,540	0.0001381	$2,296
	Total Fees Previously Paid					—		—
	Total Fee Offsets					—		$0
	Net Fee Due							$2,296

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of securities which may become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding securities.

(2)

Pursuant to Rule 457(c) under the Securities Act, the offering price is estimated solely for the purposes of calculating the registration fee and is based on the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the NYSE American on October 9, 2025.

(3)	Calculated pursuant to Rule 457(c) under the Securities Act.